Third Quarter 2024
Earnings Call
Video Update
Max K. Brodén

October 30, 2024

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q3 2024 CFO Video Update
October 30, 2024

Thank you for joining me as I provide a financial update on Aflac Incorporated's results for the third quarter of 2024.

For the quarter, adjusted earnings per diluted share increased 17.4% year over year to $2.16, with a $0.03 negative impact from FX in the quarter. In this quarter, remeasurement gains on reserves totaled $408 million reducing benefits while an offsetting unlock of the deferred profit liability in Japan reduced earned premium by $75 million. Variable investment income ran $27 million below our long-term return expectations.

Adjusted book value per share including foreign currency translation gains and losses increased 7.3%, and the adjusted ROE was 16.7%, an acceptable spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premiums for the quarter declined 10.5%. This decline reflects a ¥7.3 billion negative impact from an internal cancer reinsurance transaction1 executed in fourth quarter 2023 and ¥4.6 billion negative impact from paid up policies. In addition, there is a ¥13.3 billion negative impact from deferred profit liability, the majority of which is a one-time impact from unlocking of LDTI assumptions. At the same time, policies in force declined 2.3%.

Japan’s total benefit ratio came in at 49.2% for the quarter, down 15.9 percentage points year over year and the third sector benefit ratio was 41.8%, down approximately 13 percentage points year over year. We estimate the impact from remeasurement gains to be approximately 18 percentage points favorable to the benefit ratio in Q3 2024. Long-term experience trends, as it relates to treatments of cancer and hospitalization, continue to be in place, leading to continued favorable underwriting experience. Given the impact from unlocking, we now expect the full year benefit ratio to end up in the range of 62% to 63%.

Persistency remained solid with a rate of 93.3%, which was down 20 basis points year over year. This change in persistency is in line with our expectations.

Our expense ratio in Japan was 20.0%, up 100 basis points year over year, driven primarily by decline in revenues.

Adjusted net investment income in yen terms was up 0.1%, as the benefits from lower hedge costs and favorable impact from foreign currency on USD investments in yen terms were largely offset by lower floating rate income and lower volume as we have continued to shift assets from Aflac Japan to Aflac Re Bermuda.

The pretax margin for Japan in the quarter was 44.7%, up 11.9 percentage points year over year; a very good result. For the full year, we now expect the pretax margin to be in the range of 35% to 36%.

Turning to U.S. results, net earned premium was up 2.8%. Persistency increased 20 basis points year over year to 78.9%. Considering our year to date results, we now expect full year net earned premiums to be towards the lower end of our guidance range of 3% to 5%.

Our total benefit ratio came in at 47.6%, 11.7 percentage points higher than Q3 2023, driven by lower remeasurement gains than a year ago. We estimate that remeasurement gains impacted the benefit ratio by approximately 120 basis points in the quarter. Claims utilization has rebounded from depressed levels during the pandemic and are now more in line with our long term expectations. For the full year we would expect the benefit ratio to be towards the higher end of our guidance range of 45% to 47%.
1 Excludes the impact from reinsurance novated to Aflac Re Bermuda in December 2023 whereby Aflac Re Bermuda assumed the duties, obligations and liabilities through a reinsurance of business ALIJ previously ceded to an external reinsurer.

Our expense ratio in the U.S. was 38.0%, down 260 basis points year over year, primarily driven by platforms improving scale and strong expense management. Given business seasonality, we would expect an uptick in the expense ratio for Q4, but to remain within our guidance range of 38% to 40% for the full year.

Our growth initiatives – group life & disability, network dental and vision and direct to consumer – increased our total expense ratio by 100 basis points. This is in line with our expectations, and we would expect this impact to decrease going forward as these businesses grow to scale and improve their profitability.

Adjusted net investment income in the U.S. was up 0.5%, mainly driven by higher fixed rate income.

Profitability in the U.S. segment was solid, with a pretax margin of 20.8%, also a good result.

Our total commercial real estate loan watchlist remains approximately $1.0 billion, with less than $250 million in process of foreclosure currently. As a result of these current low valuation marks, we increased our CECL reserves associated with these loans by $3 million in this quarter net of charge offs. We had one loan foreclosure moved into real estate owned. We continue to believe that the current distressed market does not reflect the true intrinsic value of our portfolio, which is why we are confident in our ability to take ownership of these assets, manage them through this cycle and maximize our recoveries.

Our portfolio of first lien senior secured middle market loans continued to perform well, with losses below our expectations for this point in the cycle.

In our corporate segment, we recorded a pretax gain of $15 million. Adjusted net investment income was $37 million higher than last year due to a combination of higher rates and asset balances, which included the impact of reinsurance transactions in Q4 2023, as well as continued lower volume of tax credit investments. These tax credit investments impacted the corporate net investment income line for U.S. GAAP purposes negatively by $57 million in the quarter with an associated credit to the tax line. The net impact to our bottom line was a positive $5 million in the quarter. To date, these investments are performing well and in line with our expectations.

We are continuing to build out our internal reinsurance platform, and I am pleased with the outcome and performance. In the fourth quarter, we intend to execute another tranche with similar structure and economics in yen terms to our October 2023 transaction.

Our capital position remains strong, and we ended the quarter with an SMR above 1,100%, and our combined RBC, while not finalized, we estimate to be greater than 650%. These are strong capital ratios, which we actively monitor, stress and manage to withstand credit cycles as well as external shocks. U.S. statutory impairments were $58 million, and there were no additional Japan FSA impairments in Q3. This is well within our expectations and with limited impact to both earnings and capital.

As we hold approximately 60% of our debt in yen, our leverage increased to 21.0%, as a result of the move in the yen/dollar exchange rate – well within our target range of 20% to 25%. Our leverage will fluctuate with movements in the yen/dollar rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

Unencumbered holding company liquidity stood at $3.9 billion, $2.1 billion above our minimum balance.

We repurchased $500 million of our own stock and paid dividends of $280 million in Q3, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

Thank you, and I look forward to discussing our results in further detail on tomorrow's earnings call.